CONSENT OF INDEPENDENT AUDITORS

Tri-Continental Corporation:

We consent to the use in Amendment No. 35 to Investment Company Act File No. 811-266 on Form N-2 of our report dated February 18, 2004, appearing in the December 31, 2003 Annual Report to Stockholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus, and to our report dated February 18, 2004, relating to Financial Highlights - Senior Securities - $2.50 Cumulative Preferred Stock appearing in the Statement of Additional Information, and to the references to us under the captions "Custodian, Stockholder Service Agent and Dividend Paying Agent and Experts" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


DELOITTE & TOUCHE LLP

New York, New York
April 7, 2004